Exhibit 3.2

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website:  secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE US ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MGCC Investment Strategies Inc.

2. The articles have been amended as follows (provide article numbers, if available):

To increase the total authorized common shares from FORTY MILLION (40,000,000) shares to NINETY MILLION (90,000,000) shares, the FOURTH article of the Articles of Incorporation shall hereby read as follows:

That the total number of stock authorized may be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) shares of stock with a par value of ONE HUNDRED OF A CENT ($0.0001).  NINETY MILLION (90,000,000) of which are common voting and TEN MILLION (10,000,000) of which are preferred non-voting and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,190,000 shares, 89% of the total shares,

4. Effective date of filing (optional):
(Must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Raymond R. Cottrell, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 11/03/03